Exhibit T3A.146

STATE OF NEW HAMPSHIRE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SEACOAST SHOPPING CENTER LIMITED PARTNERSHIP

I

The name of the Partnership is Seacoast Shopping Center Limited Partnership.

II

The character of the Partnership’s business is to engage in activities relating to the acquisition, development, construction, management, leasing, subleasing, sale, ownership, expansion and operation of commercial or residential real properties either alone or in partnership with others and the conduct of any other business in connection therewith deemed necessary, advisable, or proper by the General Partner.

III

The registered office of the Partnership is c/o CT Corporation System, 9 Capitol Street, Concord, New Hampshire 03301.

IV

The name and address of the General Partner of the Partnership is as follows:

CBL Finance, Inc.

One Park Place

6148 Lee Highway

Chattanooga, Tennessee 37421

V

CT Corporation System, a corporation qualified to do business in New Hampshire whose registered office in the State of New Hampshire is the same as the address set forth in Article III above, is hereby designated as registered agent for the Partnership.

VI

The address at which records of the Partnership are maintained in the State of New Hampshire as required by N. H. Rev. Stat. Ann.
§304-B:4 is as follows:

c/o       Mr. David H. Barnes

Victory Park

111 Amherst Street

Manchester, New Hampshire 03105

The undersigned hereby swears that the statements contained herein are true.

IN WITNESS WHEREOF, this Certificate has been duly executed this the 21 day of November, 1990.

General Partner

CBL FINANCE, INC.

By:
Title: